RespireRx Pharmaceuticals Inc. Announces Removal of FDA Clinical Hold on CX1739 and Initiation of Phase 2A Clinical Trial by March 31, 2016

Glen Rock, N.J., Feb. 29, 2016/ Marketwired – RespireRx Pharmaceuticals Inc. (OTC QB: RSPI as of January 11, 2016; previously OTC QB: CORX) (“RespireRx” or the “Company”), a leader in developing medicines for respiratory disorders, particularly sleep apnea and drug-induced respiratory depression, announced today that it has received notice that the U.S. Food and Drug Administration (the “FDA”) has removed the clinical hold on the Company’s Investigational New Drug application for CX1739, allowing the initiation of clinical trials. The Company intends to begin a Phase 2A clinical trial by March 31, 2016 to confirm the ability of CX1739, the Company’s proprietary lead ampakine, to antagonize the respiratory depressant effects of fentanyl, a potent opioid, without altering its analgesic properties. This pharmacological property previously had been reported for CX717, a predecessor ampakine.

Dr. James S. Manuso, President and Chief Executive Officer of RespireRx, commented, “We are extremely pleased to announce the advancement of the clinical and regulatory development of CX1739 for opioid-induced respiratory depression, the first of several indications involving respiratory disorders. The FDA clearance of our Phase 2A clinical trial of CX1739 provides further validation of RespireRx’s worldwide leadership role in the research and development of next-generation ampakine medicines. The RespireRx management team is committed to further developing its ampakine portfolio of medicines for a variety of indications where central nervous system-mediated breathing disorders may play a significant role, as is the case in Central Sleep Apnea, Pompé Disease and spinal cord injury. We look forward to reporting on our progress in the months and years ahead.”

About RespireRx Pharmaceuticals Inc.

RespireRx Pharmaceuticals Inc. is a leader in the development of small molecule medicines for respiratory disorders, with a focus on sleep apneas and drug-induced respiratory depression. The Company holds exclusive licenses and owns patents and patent applications for certain families of chemical compounds that claim the chemical structures and their use in the treatment of a variety of disorders, as well as claims for novel uses of known drugs.

RespireRx’s pharmaceutical candidates in development are derived from two platforms, as described below.

The first platform is the class of compounds known as cannabinoids, in particular, oral dronabinol. Under a license agreement with the University of Illinois, the Company has rights to patents claiming the use of cannabinoids for the treatment of sleep-related breathing disorders. In a double-blind, placebo-controlled, dose-ascending Phase 2A clinical study conducted by the Company, dronabinol produced a statistically significant reduction in the Apnea-Hypopnea Index, the primary therapeutic end-point, and was observed to be safe and well-tolerated in a group of patients with Obstructive Sleep Apnea (“OSA”). The University of Illinois and three other centers currently are investigating dronabinol in a potentially pivotal, six week, double-blind, placebo-controlled Phase 2B clinical trial in 120 patients with OSA. This study, which the University of Illinois has indicated that it expects to be completed during the second quarter of 2016, is fully funded by the National Heart, Lung and Blood Institute of the National Institutes of Health. The Company is not managing or funding this ongoing clinical trial.

The second platform of medicines being developed by RespireRx is a class of proprietary compounds known as ampakines that act to enhance the actions of the excitatory neurotransmitter glutamate at AMPA glutamate receptors. Several ampakines, in both oral and injectable form, are being developed by the Company for the treatment of a variety of breathing disorders. In clinical studies, select ampakines have shown preliminary efficacy in central sleep apnea and in the control of respiratory depression produced by opiates, without altering their analgesic effects. In animal models of orphan disorders, such as Pompé Disease, spinal cord injury and perinatal respiratory distress, it has been demonstrated that the ampakines improve breathing function. The Company’s compounds belong to a new class of ampakines that do not display the undesirable side effects previously reported in animal models of earlier generations.

RespireRx Pharmaceuticals Inc., 126 Valley Road, Suite C, Glen Rock, NJ 07452

www.RespireRx.com

Additional information about the Company and the matters discussed herein can be obtained on the Company’s web-site at www.RespireRx.com or in the Company’s filings with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov.

Special Note Regarding Forward-Looking Statements: Certain statements included or incorporated by reference in this news release, including information as to the future financial or operating performance of the Company and its drug development programs, constitute forward-looking statements. The words “believe,” “expect,” “anticipate,” “contemplate,” “target,” “plan,” “intend,” “continue,” “budget,” “estimate,” “may,” “schedule” and similar expressions identify forward-looking statements. Forward-looking statements include, among other things, statements regarding future plans, targets, estimates and assumptions. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by the Company, are inherently subject to significant business, economic and competitive uncertainties and contingencies. Many factors could cause the Company’s actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, the Company. Due to these various risks and uncertainties, actual events may differ materially from current expectations. Investors are cautioned that forward-looking statements are not guarantees of future performance and, accordingly, investors are cautioned not to put undue reliance on forward-looking statements due to the inherent uncertainty therein. Forward-looking statements are made as of the date of this news release and the Company disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or results or otherwise.

Company Contact:

Jeff Margolis
Vice-President, Treasurer and Secretary

Telephone: (917) 834-7206
E-mail: jmargolis@respirerx.com

RespireRx Pharmaceuticals Inc., 126 Valley Road, Suite C, Glen Rock, NJ 07452

www.RespireRx.com